Exhibit 99.1

FTC Solar Announces Fourth Quarter and Full Year 2021 Financial Results and Value-Creating International Acquisition

Fourth Quarter Highlights and Recent Developments

•
Fourth quarter revenue of $101.7 million, up 92% q/q; 130% y/y;
•
Launched turnkey DG offering for sub 20MW market
•
Added three new SunPath contracts
•
Continue to target strong ~62% revenue growth in 2022
•
Announced acquisition of international tracker company, HX Tracker, positioned to create value for our customers and shareholders

AUSTIN, Texas — March 15, 2022– FTC Solar, Inc. (Nasdaq: FTCI), a fast-growing global provider of solar tracker systems, software and engineering services, today announced financial results for the fourth quarter and full year ended December 31, 2021.

“We're pleased to report that revenue for the fourth quarter came in above the high-end of our guidance range, along with operating expenses that were in-line with our expectations,” said Sean Hunkler, FTC Solar President and Chief Executive Officer. “With the recording of a reserve for a potential customer credit impacting revenue and margin by $3 million, Adjusted EBITDA was at the low end of our guidance range. Absent that charge, the sequential gross margin improvement would have been even greater and Adjusted EBITDA above the midpoint of the range. Looking ahead to full year 2022, our outlook remains unchanged, which at the mid-point represents revenue growth of 62%, which we believe would outpace the overall growth of the market.”

Hunkler added, “Our fourth quarter results marked a solid finish to a productive year for FTC Solar. We delivered 44% annual revenue growth as we significantly increased customer penetration, won our first projects in multiple international countries, tripled our international pipeline, launched higher margin product offerings, increased our steel efficiency by 20%, and completed our initial public offering.”

“While 2021 was the perfect storm on cost pressures, we’ve taken significant actions, controlling what we can and focusing on advancing cost and margin improvements. The long-term market outlook remains strong, and I believe FTC Solar is uniquely positioned to continue to outpace the market in the U.S. while continuing to see accelerating growth internationally. FTC Solar offers a solution that is differentiated in the marketplace and is increasingly recognized by customers as a preferred choice. And we believe we’re on the cusp of profitability with significant growth and margin improvement ahead. While we made good progress in 2021, I’m even more excited about where we’ll go from here.”

Summary Financial Performance: Q4 and YTD 2021 compared to Q4 and YTD 2020

	GAAP		Non-GAAP
	Three months ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue	$101,721	$44,179	$101,721	$44,179
Gross margin percentage	(8.4%)	(10.9%)	(7.3%)	(10.7%)
Total operating expenses	$14,968	$6,514	$8,969	$6,150
Loss from operations	$(23,543)	$(11,339)	$(16,350)	$(10,898)
Net loss	$(23,882)	$(9,728)	$(16,653)	$(10,994)
Diluted loss per share	$(0.25)	$(0.15)	$(0.17)	$(0.17)

	Year ended December 31,
	2021	2020	2021	2020
Revenue	$270,525	$187,352	$270,525	$187,352
Gross margin percentage	(12.0%)	1.9%	(8.6%)	2.1%
Total operating expenses	$94,259	$20,565	$32,518	$19,022
Loss from operations	$(126,804)	$(16,926)	$(55,791)	$(15,061)
Net loss	$(106,589)	$(15,924)	$(56,612)	$(15,359)
Diluted loss per share	$(1.24)	$(0.23)	$(0.66)	$(0.22)

See reconciliations of all non-GAAP to GAAP measures presented in this release in the tables below.

Fourth Quarter 2021 Results

Total fourth quarter revenue was $101.7 million, which was above our target range due to accelerated production and product delivery, pulling forward revenue we had initially anticipated in Q1. This revenue level represents an increase of 92% compared to the prior quarter driven by higher product volume, and an increase of 130% year-over-year on higher volume and ASP.

GAAP gross loss was $8.6 million, or 8.4% of revenue compared to $8.0 million, or 15.2% of revenue in the prior quarter. Non-GAAP gross loss was $7.4 million, or 7.3% of revenue. The strong improvement quarter over quarter was partially offset by a reserve associated with a potential customer credit that resulted in a $3 million reduction to fourth quarter revenue and gross margin. The result for this quarter compares to a gross loss of $4.8 million in the prior year period, with the difference driven primarily by higher logistics cost in 2021 and an increase in employee count and other overhead expenses to support the company’s growth trajectory.

GAAP operating expenses were $15.0 million. On a non-GAAP basis, excluding stock-based compensation and certain other expenses, operating expenses were $9.0 million, which compares to $6.2 million in the year-ago quarter. The year-over-year increase was driven primarily by necessary growth in staffing and other public company requirements.

GAAP net loss was $23.9 million or $0.25 per share, compared to a loss of $22.9 million or $0.24 per share in the prior quarter, and compared to a net loss of $9.7 million or $0.15 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes  $3.2 million of stock-based compensation expense, certain consulting and legal fees, severance and other non-cash items, was $16.4 million. This result compares to an Adjusted EBITDA loss of $16.1 million in the prior quarter and $10.9 million in the year-ago quarter.

Contracted and awarded orders1 as of March 14 were $606 million with expected delivery dates in 2022 and beyond.

Planned Acquisition

FTC Solar today announced it has entered into an agreement to acquire an emerging tracker supplier, HX Tracker, to accelerate the company’s international expansion.

HX Tracker is an emerging China-based supplier of 1P tracker systems, formed in 2019. Their tracker, launched last year, is designed with a low-steel content and is ideally suited for today’s prevalent large-format modules. The company has important direct tracker market engineering expertise and deep connections in the Chinese market and beyond. HX Tracker has what we believe to be approximately 20 gigawatts of total pipeline2 opportunities.

Key Acquisition Benefits

•
Accelerates FTC Solar’s international expansion, providing a strengthened business platform to accelerate growth in China, the Middle East, Africa and other international markets. Of note, China is projected to be one of the top two largest markets for solar trackers outside the U.S. through 2030, with double-digit growth rates.
•
Provides complementary technology, adding 1P trackers optimized for low-labor cost international markets. This is a strong complement to FTC Solar’s 2P tracker that is designed to be truly differentiated based on its ease of construction and reduced labor hours, which is most advantageous in higher labor cost markets.
•
Strengthen capabilities in several key areas including engineering, logistics, supply chain and sales, and significant benefits in product IP and knowhow.
•
Enhance growth and profit opportunities with company in faster growing markets, expected to outpace market growth and enhance economies of scale with key logistics and steel suppliers.

Transaction Details

Consideration for the acquisition consists of $4.3 million in cash and approximately 1.4 million shares. This represents an attractive multiple of approximately 3x 2023 EBITDA. The sellers will also be eligible for an earn-out of approximately 1.6 million shares based on meeting certain performance metrics. Overall, we estimate the transaction can generate $4 million of EBITDA accretion in 2023, and $7 million in 2024.

The proposed transaction is expected to close in the second quarter of 2022, subject to satisfaction of customary closing conditions and confirmatory due diligence. As a result, the proposed transaction may not be consummated on a timely basis, or at all.

Organizational Updates

The company announced today that the company’s Chief Financial Officer, Patrick Cook, will be taking on a new and expanded role as Chief Commercial Officer overseeing sales, sales engineering, legal, and capital markets activities. At the same time, Phelps Morris has been named Chief Financial Officer, succeeding Patrick. Patrick and Phelps will assume their new positions effective as of March 31, 2022.

“Patrick has been an invaluable asset to FTC Solar,” Hunkler continued. “In addition to being our first CFO and building out our finance, accounting and IT infrastructure from the ground up through to becoming a public company, he has been a key driver in nearly every aspect of the company’s growth, including customer penetration. I couldn’t be more pleased that he has agreed to take on an expanded role with the company. I’m also excited to welcome Phelps to the FTC Solar family. He comes to us with a wealth of experience, keen insights and leadership skills that will serve him well in his role with us. I look forward to working with him and the rest of our leadership team in taking FTC Solar to the next level of success.”

Morris has more than 20 years of experience in global finance operations including treasury, capital markets, mergers and acquisitions, risk management and investor relations. He most recently served as Senior Vice President and Treasurer of TrueBlue, a company with $2.2 billion in revenue, responsible for strategy and execution of treasury and finance related functions. He was previously with SunEdison (formerly MEMC Electronic Materials) from 2009-2016, where he served in multiple roles, including leading the treasury and investor relations functions. Earlier in his career, he served in multiple finance roles for The Dow Chemical Company as well as roles with Duff and Phelps Credit Rating Co. and Skudder Kemper Investments. Morris is a Certified Financial Analyst charterholder and holds an MBA from the University of Michigan.

First Quarter and Full Year 2022 Outlook

The company's guidance for the full-year 2022 remains unchanged from the figures first provided during our January 18, 2022 business update call. The guidance does not include the impact of the proposed acquisition. Additionally, as discussed previously, the company’s 2022 outlook assumes an improvement in regulatory pressures on module availability as well as no significant supply chain disruptions due to COVID-19, and the company continues to closely monitor these impacts. The company is also providing first quarter 2022 guidance as follows. Due to the pull forward in revenue that resulted in higher than targeted revenue in the fourth quarter of 2021, our first quarter guidance differs from the indicative quarterly progression provided on January 18.

(in millions)	4Q '21 Guidance	4Q '21 Actual	1Q '22 Guidance	FY 2022 Guidance
Revenue	$70.0 - $80.0	$101.7	$55.0 - $65.0	$415.0 - $460.0
Non-GAAP Gross Margin	n/a	(7.3%)	(7.0%) - 0.0%	11.0 - 14.0%
Non-GAAP operating expenses	$9.0 - $10.0	$9.0	$12.0 - $13.0	$49.0 - $54.0
Non-GAAP adjusted EBITDA	$(12.5) - $(16.5)	$(16.4)	$(13.5) - $(17.5)	$(4.0) - $11.0

Highlights:

•
Targeting achieving quarterly gross margin and adjusted EBITDA breakeven during 2022
•
Full-year revenue growth of approximately 62% at midpoint

Fourth quarter 2021 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its fourth quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

1. We define executed contracts and awarded orders as orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that are subject to multi-project transactions. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers and we instead use estimated average selling price to calculate the revenue included in our executed contracts and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed.

2. The term ‘pipeline’ refers to the total amount of uncontracted projects in the solar energy market to which the company has visibility as a potential sale opportunity for its trackers. The size of the acquired company’s pipeline does not guarantee future sales results or revenues, which will depend on the ability to convert pipeline opportunities to binding sales orders.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. With respect to the proposed acquisition discussed in this press release, these risks, uncertainties and assumptions include risks related to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the negotiations and of the definitive agreement with respect to the proposed acquisition, (2) the inability to complete the proposed acquisition, including due to failure to satisfy the closing conditions, (3) the impact of the ongoing COVID-19 pandemic on the parties’ ability to conduct diligence, negotiate and consummate the proposed acquisition, (4) the disruption of our current plans and operations as a result of time and effort necessary to consummate the proposed acquisition, (5) costs related to the proposed acquisition, (6) the inability to successfully merge goals and technology with the proposed acquisition company, if the acquisition is consummated, (7) the ability to recognize the anticipated benefits of the proposed acquisition (including expected orders and revenues for the proposed acquisition company, the expected EBITDA accretion and pipeline opportunities provided by the proposed acquisition company, which are based on our reasonable due diligence of such company and the information and representations that such company has made to us), which may be affected by, among other things, competition, brand recognition, the ability of the combined companies to grow and manage growth profitably and retain their key employees, (8) the failure of the combined companies to effectively scale tracker systems and solutions in certain international markets and (9) changes in applicable laws or regulations that impact the feasibility of the acquisition or the operations of the combined companies. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except shares and per share data)	2021	2020	2021	2020
Revenue:
Product	$89,598	$36,728	$227,397	$158,925
Service	12,123	7,451	43,128	28,427
Total revenue	101,721	44,179	270,525	187,352
Cost of revenue:
Product	92,185	41,084	239,149	155,967
Service	18,111	7,920	63,921	27,746
Total cost of revenue	110,296	49,004	303,070	183,713
Gross profit (loss)	(8,575)	(4,825)	(32,545)	3,639
Operating expenses
Research and development	1,887	1,175	11,540	5,222
Selling and marketing	402	1,171	6,823	3,545
General and administrative	12,679	4,168	75,896	11,798
Total operating expenses	14,968	6,514	94,259	20,565
Loss from operations	(23,543)	(11,339)	(126,804)	(16,926)
Interest expense, net	(299)	(61)	(814)	(364)
Gain from disposal of investment in unconsolidated subsidiary	—	—	20,829	—
Gain (loss) on extinguishment of debt	—	(41)	790	(116)
Other expense	(8)	1	(67)	—
Income (loss) from unconsolidated subsidiary	—	1,744	(354)	1,399
Loss before income taxes	(23,850)	(9,696)	(106,420)	(16,007)
(Provision) benefit for income taxes	(32)	(32)	(169)	83
Net loss	(23,882)	(9,728)	(106,589)	(15,924)
Other comprehensive income (loss):
Foreign currency translation adjustments	1	17	10	(3)
Comprehensive loss	$(23,881)	$(9,711)	$(106,579)	$(15,927)
Net loss per share:
Basic	$(0.25)	$(0.15)	$(1.24)	$(0.23)
Diluted	$(0.25)	$(0.15)	$(1.24)	$(0.23)
Weighted-average common shares outstanding:
Basic	96,021,632	65,922,933	86,043,051	68,810,533
Diluted	96,021,632	65,922,933	86,043,051	68,810,533

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$102,185	$32,359
Restricted cash	—	1,014
Accounts receivable, net	107,548	23,734
Inventories	8,860	1,686
Prepaid and other current assets	17,186	6,924
Total current assets	235,779	65,717
Operating lease right-of-use assets	1,733	571
Property and equipment, net	1,582	311
Investments in unconsolidated subsidiary	—	1,857
Other assets	3,926	2,937
Total assets	$243,020	$71,393
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$39,264	$17,127
Short-term debt	—	1,000
Accrued expenses	47,860	13,555
Accrued interest – related party	—	207
Income taxes payable	47	79
Deferred revenue	1,421	22,980
Other current liabilities	4,656	4,861
Total current liabilities	93,248	59,809
Long-term debt	—	784
Operating lease liability, net of current portion	1,340	355
Deferred income taxes	—	—
Other non-current liabilities	5,566	2,994
Total liabilities	100,154	63,942
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of December 31, 2021 and December 31, 2020	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 92,619,641 and 66,155,340 shares issued and outstanding as of December 31, 2021 and December 30, 2020	9	1
Treasury stock, at cost; 10,762,566 and 9,896,666 shares as of December 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	292,082	50,096
Accumulated other comprehensive income (loss)	7	(3)
Accumulated deficit	(149,232)	(42,643)
Total stockholders’ equity	142,866	7,451
Total liabilities and stockholders’ equity	$243,020	$71,393

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year ended December 31,
(in thousands)	2021	2020	2019
Cash flows from operating activities
Net loss	$(106,589)	$(15,924)	$(13,495)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	61,765	1,818	906
Depreciation and amortization	232	47	412
Amortization of debt issue costs	461	—	—
Reserve for obsolete and slow-moving inventory	90	—	—
(Gain) loss from unconsolidated subsidiary	354	(1,399)	709
Gain from disposal of investment in unconsolidated subsidiary	(20,829)	—	—
(Gain) loss on extinguishment of debt	(790)	116	—
Warranty provision	5,831	7,866	2,057
Warranty recoverable from manufacturer	(928)	(1,021)	(284)
Bad debt expense (credit)	(91)	24	444
Deferred income taxes	—	(3)	(3)
Lease expense and other non-cash items	458	50	89
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	(83,723)	(9,710)	(13,838)
Inventories	(7,264)	2,819	(4,505)
Prepaid and other current assets	(10,237)	(2,847)	(3,154)
Other assets	(2,137)	(1,672)	(156)
Accounts payable	21,659	10,076	7,781
Accruals and other current liabilities	34,095	7,162	3,389
Accrued interest – related party debt	—	(78)	(289)
Deferred revenue	(21,559)	3,107	19,683
Other non-current liabilities	(3,259)	496	1
Lease payments and other, net	(393)	(298)	(1)
Net cash used in operating activities	(132,854)	629	(254)
Cash flows from investing activities:
Purchases of property and equipment	(1,025)	(256)	(18)
Proceeds from disposal of investment in and distributions received from unconsolidated subsidiary	22,332	2,124	—
Net cash provided by (used in) investing activities	21,307	1,868	(18)
Cash flows from financing activities:
Proceeds from borrowings	—	784	1,000
Repayments of borrowings (related party borrowings in 2020)	(1,000)	(7,000)	—
Repurchase and retirement of common stock held by related parties	(54,155)	—	—
Offering costs paid	(5,948)	(1,140)	—
Proceeds from stock issuance	241,155	30,000	6,000
Proceeds from stock option exercises	317	—	—
Net cash provided by financing activities	180,369	22,644	7,000
Effect of exchange rate changes on cash and restricted cash	(10)	(3)	—
Net increase in cash and restricted cash	68,812	25,138	6,728
Cash and restricted cash at beginning of period	33,373	8,235	1,507
Cash and restricted cash at end of period	$102,185	$33,373	$8,235

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP gross profit (loss), Non-GAAP operating expense, Non-GAAP operating loss, Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) income tax (benefit) or expense, (ii) interest expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) amortization of debt issuance costs, (vi) stock-based compensation (vii) gain on extinguishment of debt, (viii) gain from disposal of our investment in an unconsolidated subsidiary, (ix) non-routine legal fees, (x) severance, (xi) other costs and (xii) loss from unconsolidated subsidiary. We define Adjusted net loss as net loss plus (i) amortization of intangibles, (ii) amortization of debt issuance costs (iii) stock-based compensation, (iv) gain on extinguishment of debt, (v) gain from disposal in equity investment, (vi) non-routine legal fees, (vii) severance, (viii) other costs, (ix) loss from unconsolidated subsidiary and (x) income tax expense of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP net loss per share using our weighted average basic and diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Non-GAAP operating loss, Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods and on an ongoing basis, as well as against other entities, by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Non-GAAP net loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Non-GAAP operating loss, Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and twelve months ended December 31, 2021 and 2020, respectively:

	Three months ended December 31,		Year ended December 31,
(in thousands, except percentages)	2021	2020	2021	2020
GAAP revenue	$101,721	$44,179	$270,525	$187,352
GAAP gross profit (loss)	$(8,575)	$(4,825)	$(32,545)	$3,639
Depreciation expense	47	—	94	—
Stock-based compensation	523	77	8,094	322
Severance	—	—	295	—
Other costs	624	—	789	—
Non-GAAP gross profit (loss)	$(7,381)	$(4,748)	$(23,273)	$3,961
Non-GAAP gross margin percentage	(7.3%)	(10.7%)	(8.6%)	2.1%

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and twelve months ended December 31, 2021 and 2020, respectively:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2021	2020	2021	2020
GAAP operating expenses	$14,968	$6,514	$94,259	$20,565
Depreciation expense	(90)	(4)	(138)	(14)
Amortization expense	—	—	—	(33)
Stock-based compensation	(2,711)	(360)	(53,671)	(1,496)
Non-routine legal fees	(1,013)	—	(2,791)	—
Severance	(1,003)	—	(1,003)	—
Other (costs) credits	(1,182)	—	(4,138)	—
Non-GAAP operating expenses	$8,969	$6,150	$32,518	$19,022

The following table reconciles Non-GAAP operating loss to the most closely related GAAP measure for the three and twelve months ended December 31, 2021 and 2020, respectively:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2021	2020	2021	2020
GAAP loss from operations	$(23,543)	$(11,339)	$(126,804)	$(16,926)
Depreciation expense	137	4	232	14
Amortization expense	—	—	—	33
Stock-based compensation	3,234	437	61,765	1,818
Non-routine legal fees	1,013	—	2,791	—
Severance	1,003	—	1,298	—
Other costs	1,806	—	4,927	—
Non-GAAP loss from operations	$(16,350)	$(10,898)	$(55,791)	$(15,061)

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the most closely related GAAP measure for the three months ended December 31, 2021 and 2020, respectively:

	Three months ended December 31,
	2021		2020
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(23,882)	$(23,882)	$(9,728)	$(9,728)
Reconciling items -
Provision (benefit) for income taxes	32	—	32	—
Interest expense, net	299	—	61	—
Amortization of debt issue costs in interest expense	—	173	—	—
Depreciation expense	137	—	4	—
Amortization of intangibles	—	—	—	—
Stock-based compensation	3,234	3,234	437	437
(Gain) loss on extinguishment of debt	—	—	41	41
Non-routine legal fees(a)	1,013	1,013	—	—
Severance(b)	1,003	1,003	—	—
Other costs(c)	1,806	1,806	—	—
(Income) loss from unconsolidated subsidiary(d)	—	—	(1,744)	(1,744)
Income tax expense of adjustments	—	—	—	—
Adjusted Non-GAAP amounts	$(16,358)	$(16,653)	$(10,897)	$(10,994)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.17)	N/A	$(0.17)
Diluted	N/A	$(0.17)	N/A	$(0.17)

Weighted-average common shares outstanding:
Basic	N/A	96,021,632	N/A	65,922,933
Diluted	N/A	96,021,632	N/A	65,922,933

(a) Non-routine legal fees represent legal fees incurred for matters that were not ordinary or routine to the operations of the business.

(b) Severance costs were incurred related to an agreement with an employee due to restructuring changes.

(c) Other costs include costs attributable to our IPO.

(d) Our management excludes the income (loss) prior to sale arising from an interest we held in an unconsolidated subsidiary when evaluating our operating performance.

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the most closely related GAAP measure for the twelve months ended December 31, 2021 and 2020 respectively:

	Year ended December 31,
	2021		2020
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(106,589)	$(106,589)	$(15,924)	$(15,924)
Reconciling items -
Provision (benefit) for income taxes	169	—	(83)	—
Interest expense, net	814	—	364	—
Amortization of debt issue costs in interest expense	—	461	—	—
Depreciation expense	232	—	14	—
Amortization of intangibles	—	—	33	33
Stock-based compensation	61,765	61,765	1,818	1,818
(Gain) from disposal of investment in unconsolidated subsidiary(d)	(20,829)	(20,829)	—	—
(Gain) loss on extinguishment of debt	(790)	(790)	116	116
Non-routine legal fees(a)	2,791	2,791	—	—
Severance(b)	1,298	1,298	—	—
Other costs(c)	4,927	4,927	—	—
(Income) loss from unconsolidated subsidiary(d)	354	354	(1,399)	(1,399)
Income tax expense of adjustments	—	—	—	(3)
Adjusted Non-GAAP amounts	$(55,858)	$(56,612)	$(15,061)	$(15,359)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.66)	N/A	$(0.22)
Diluted	N/A	$(0.66)	N/A	$(0.22)

Weighted-average common shares outstanding:
Basic	N/A	86,043,051	N/A	68,810,533
Diluted	N/A	86,043,051	N/A	68,810,533

(a) Non-routine legal fees represent legal fees incurred for matters that were not ordinary or routine to the operations of the business.

(b) Severance costs were incurred related to agreements with employees due to restructuring changes.

(c) Other costs include consulting fees in connection with operations and finance ($2,233), costs associated with our IPO ($2,424) and 2021 CEO transition costs ($270).

(d) Our management excludes the gain from sale and the income (loss) prior to sale arising from an interest we held in an unconsolidated subsidiary when evaluating our operating performance.